EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-45074) of Leggett & Platt, Incorporated of our report dated June 17, 2005, relating to the financial statements and schedules of the Leggett & Platt, Incorporated 401(k) Plan and Trust, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
June 22, 2005